BUSINESS AND ASSET PURCHASE AGREEMENT

This BUSINESS AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on by and between Roche Diagnostics GmbH, with registered office at Sandhofer Strasse 116, D-68305 Mannheim ("Seller") and TCPI Holdings, Ltd. c/o Maples Calder, P.O. Box 309, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands ("Buyer").

Whereas, Seller and its Affiliates own a world-wide pregnancy and ovulation testing business carried on under the EVATEST(R), EVAPLAN(R), EVENT-TEST(R), DIAGNOSIS(R) and related trademarks, and

Whereas, Buyer is the manufacturer of the pregnancy and ovulation testing products using its own patented membrane technology, which products are used by Seller and Seller's Affiliates for their pregnancy and ovulation testing business,

Whereas, Buyer or Buyers Affiliates are interested in purchasing such pregnancy and ovulation testing business for the OTC market from Seller and/or Seller's Affiliates and shall keep Seller and its Affiliates harmless against any and all past and future patent infringement actions directed against pregnancy and ovulation testing products that have been supplied by Buyer to Seller and Seller's Affiliates;

Whereas Seller and Buyer hereby enter into this Agreement to give a framework for the transfer for the global trademark rights EVATEST(R), EVAPLAN(R), EVENT(R), DIAGNOSIS(R) and related trademarks as registered in Italy, Uruguay and Argentina and for the transfer of the business position of Seller and Seller's Affiliates in Germany, Switzerland, Italy, Spain, Uruguay and Argentina and for the transfer of the local sales organization in Argentina, as respectively provided for in separate local Asset Purchase Agreements.

Now, therefore, in consideration of the foregoing and intending to be legally bound, the parties hereto agree as follows:


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1        SCOPE OF THE AGREEMENT

1.1 The scope of this Agreement is on the one hand, to provide Buyer with security of compliance of Seller's Affiliates with the terms and conditions of the transfer of trademarks, the business position and the Argentine marketing and sales organization as provided hereunder, and, on the other hand, to provide Seller with security about Buyer's and Buyer's Affiliate's compliance with all terms and conditions of the transfer of trademarks, business position and the Argentine marketing and sales organization, including but not limited to the transfer of the Purchase Price to be covered by a bank guarantee and holding Seller harmless of patent infringement actions by third parties and related to Product.

1.2 Seller and Buyer agree to enter, or to cause their respective Affiliates to enter, into local Asset Purchase Agreements in order to consummate the obligations contained in this Agreement on a local basis and to enable a transfer of the actual Assets from their actual owners to Buyer or Buyer's respective Affiliate.

2        DEFINITIONS

2.1 "Accounts" means the accounts of the Business for Argentina, Uruguay, Italy, Switzerland, Germany and Spain.

2.2 "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity; provided, however, Genentech, Inc. and its subsidiaries shall not be considered an Affiliate of Seller.

2.3 "Agreed Form" means in the form of the local Asset Purchase Agreements as agreed between the parties and attached in the Exhibits II - VII. The parties agree, that Seller shall have the right to amend the Agreed Form after signature limited to the extent necessary to make the local Asset Purchase Agreements compliant with this Agreement.

2.4      "Assets" has the meaning ascribed to such term in Article 3.

2.5 "Brand Knowledge and Intellectual Property" means all copyright, rights in the nature of the or related to copyright and design rights to the extent owned by and available to Seller within the Territory in:

         a) the artwork, origination and/or designs appearing on the cans and packs used to package the Products;


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         b)  historical advertising for the Products (and any previous products supplied under the Trademarks) as still available and transferable without incurring extra costs;

         c) market and brand research uniquely associated with EVATEST(R), EVAPLAN(R) and related trademarks that has been carried out or commissioned by or on behalf of the Business in the last twenty-four months prior to Closing, as still available and transferable without further costs.

2.6 "Business" means the business of buying, marketing and selling the Products carried on by Seller and its Affiliates using the Trademarks and the other Assets as prior to and at the date of the Closing in the Main Territories.

2.7      "Closing" means the relevant Local Closing.

2.8 "Customer Lists" means the customer lists of the Seller and its Affiliates related to the Business.

2.9 "Disclosure Schedule" (Exhibit I) means the disclosure schedule delivered as of the date hereof to Buyer by Seller in connection with this Agreement. Information in the Disclosure Schedule shall be deemed to be disclosed as to all relevant sections of this Agreement and the local Asset Purchase Agreements.

2.10 "Event Marks" means trademarks and tradenames incorporating the word Event (Such as EVENT TEST, EVENT RAPID etc), with the exception of EVENT STICK.

2.11 "Goodwill" means the goodwill of Seller and its Affiliates relating to the Business, including Marketing and Promotional Documents as hereinafter defined, Brand Knowledge and Intellectual Property as well as the Customer Lists, together with the exclusive right for the Buyer to represent itself as carrying on the Business in succession to Seller and its Affiliates.

2.12 "Inventory" means remaining stock of Products at Seller's or Seller's Affiliate's Location at Closing.

 2.13 "Asset Purchase Agreements" means the asset purchase agreements to be concluded on a local basis for transferring the assets held or owned by a Sellers Affiliate and attached hereto as Exhibits II - VII.

2.14 "Local Closing" means the closing of the transaction contemplated herein in the Main Territories.

2.15 "Main Territories" means Argentina, Uruguay, Italy, Spain, Germany and Switzerland.

2.16 "Marketing and Promotional Documents" shall mean advertising, marketing and promotional plans and other marketing material that are exclusively used with the Trademarks in the Main Territories and owned by Seller and its Affiliates.


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2.17     "Products" means all products sold under the Trademarks and under the
         EVENT STICK tradename in the OTC channel.

2.18 "Product Intellectual Property" means the intellectual property rights which vest in or are licensed to the Seller which relate solely to the production and manufacture of the Products.

2.19 "Product Registrations" means the licenses and authorizations issued by the relevant authority within each country in the Main Territories enabling the sale of the Products in the Main Territories.

2.20     "Purchase Price" means such term as used in Article 4.

2.21 "Seller's Marks" means the names and trade-signs of Seller or any of its Affiliates appearing on the packaging or promotional material of the Products.

2.22 "Territory" means all countries where Trademarks are registered as set forth in Exhibit VIII.

2.23 "Trademarks" shall mean all trademarks owned by Seller and/or its Affiliates and listed in Exhibit VIII of this Agreement.

2.25 "Trademark Assignments" means the assignments of the Trademarks in the form required by the appropriate local jurisdiction.

2.26     In this Agreement:

2.26.1 The article and section headings are included for convenience only and shall not affect the construction of this Agreement.

2.26.2   Words denoting the singular shall include the plural and vice-versa.

2.26.3 Words denoting any gender shall include a reference to each other gender.

3        ASSETS BEING SOLD

         Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell or, as the case may be, shall cause certain Affiliates of Seller to sell to Buyer or Buyer's Affiliates all of Sellers and its Affiliate's assets and rights relating to the Business in the Territory with full and beneficial title, i.e. all of Seller and its Affiliates rights, title, and interest in the assets listed in this Agreement (collectively the "Assets") and Buyer or Buyer's Affiliates shall


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         assume all rights, title and interest of Seller in the Assets and all obligations and responsibilities associated therewith as stated in this Agreement.

         In order to consummate the transaction contemplated herein, the parties to this Agreement shall cause their respective Affiliates to enter into local Asset Purchase Agreements in Argentina, Uruguay, Italy, Germany, Spain and Switzerland. In all other countries, where Inventory is sold to the Buyer or Buyer's Affiliates, the parties shall cause their Affiliates to transfer such local Inventory based on a bill of sale. Assets include:

3.1      Trademarks as defined.

3.2 Tradename License. In addition, Seller shall cause its Spanish Affiliate to grant to Buyer or Buyer's Affiliate the perpetual, exclusive, fully paid-up, irrevocable and transferable (subject to consent of Seller, such consent to transfer not to be unreasonably withheld) license to use the tradename EVENT STICK in the territory of Spain for OTC products only (The "Tradename License"). All other uses or applications of such said tradename shall remain with the Affiliate of Seller.

3.3 Goodwill in respect of Affiliates with the exception of the Argentine Affiliate shall include:

3.3.1 Business, Marketing and Promotional Documents ("Business Binder") (Exhibit IX) meaning business, marketing and promotional documents owned by Seller and/or its respective Affiliate and available at reasonable efforts as of the date of Local Closing, containing:

         a. List of Brands and Products sold with ID number and short Product Description;

         b.       Sales history since 1997 and until date of Local Closing;

         c. Pricing with regard to the different partners in the distribution set up;

         d.       Market size and share position;

         e.       History of quality report and complaint rate;

         f.       Short description about marketing and sales plan;

         g.       Marketing tools;

         h. Pro forma profitability statement containing such material as available from the respective Affiliate;

         i.       Business Results of 1999.

         The respective "Business Binder" will be handed over by Seller to Buyer after Local Closing.

3.3.2 Brand Knowledge and Intellectual Property (Exhibit IX) shall mean all copyright, rights in the nature of or related to copyright and design rights


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         with regard to Trademarks, to the extent owned by and available to
         Seller or its Affiliate in the respective territory, including:

         a. Artwork, origination and/or designs appearing on cans, vials and packs used for packaging of Product except for the name and logo of Seller and Sellers Affiliates;

         b. Historical advertising for Products as available without incurring extra costs;

         c. Market and brand research carried out or commissioned by or on behalf of the business during the last twenty-four months, as available without incurring extra costs.

3.3.3 Customer Lists (Exhibit IX) meaning the list of Seller's and/or its respective Affiliates customers of Products in the respective Territory, as issued by the respective Affiliate.

3.3.4 Inventory meaning remaining stock of Products, to the extent Buyer wishes to acquire, relabel and sell or otherwise dispose of such products.

3.4      Goodwill of the Argentine Affiliate shall include:

         Business and Marketing and Sales Organization of Seller's Affiliate in Argentina. Under such terms and conditions as set forth in detail in the local Asset Purchase Agreement for Argentina that is supplementary to this Agreement.

3.5 Inventory. Inventory shall consist of intermediate or finished goods owned by Seller's Affiliates in the Territory as listed in the respective local Asset Purchase Agreements, subject to Section 4.4.

 3.6 Excluded Assets. For the avoidance of doubt, the parties to this Agreement agree that purchased assets do not include any additional (not listed above) know-how, intellectual property rights of any kind or license to third party intellectual property rights nor include name and logo of Seller and/or Sellers Affiliates.

3.7 Asset Purchase Agreement. The Asset Purchase Agreements shall be in the Agreed Form (Exhibit II - VII). In the event of a conflict between the terms and conditions of this Agreement on the one hand, and the terms and conditions of any Asset Purchase Agreement, or any other document of asset conveyance or liability transfer, on the other hand, the terms and conditions of this Agreement shall prevail.

3.8. Allocation of Assets. Assets shall be transferred to such corporation or legal entity as Buyer determines in writing - costs arising in connection with a transfer of Assets to a corporation or entity other than Buyer itself, shall be exclusively borne by Buyer.


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4        PURCHASE PRICE

4.1 Purchase Price for Trademarks and Goodwill. The purchase price for the Assets set forth in this Agreement and the local Asset Purchase Agreements, with the exception of Inventory, is USD 7,000,000 (seven million US Dollars): (the "Purchase Price"). Buyer shall pay to Seller a first down-payment of USD 500,000 (five hundred thousand US Dollars) in cash or wire transfer at signature of this Agreement, a second down-payment of USD 3,000,000 (three million US Dollars) when Buyer's registration Statement is declared effective by the United States of America Securities and Exchange Commission (SEC) but not later than one hundred and twenty (120) days after signature of this Agreement and a third finalpayment of USD 3,500,000 (three million and five-hundred thousand US Dollars) in installments, each installment to be paid and to be available to RDG on RDG`s account prior to Closing of each local Asset Purchase Agreement and the Payment Schedule (Exhibit X), .

         RDG's account:
         Account No.: 01026320005
         Bank: Deutsche Bank Mannheim,
         Bank No. (BLZ): 670 700 10
         SWIFT: DEUTDESM

4.2 Value Added Tax. In such countries, where Seller and/or Seller's Affiliates are obliged to pay VAT or Register Tax or equivalent local tax for the Purchase Price or for a part of the Purchase Price, Buyer shall reimburse the amount of such VAT or Register Tax or equivalent local tax to Seller and/or Seller's Affiliates.

4.3 Bank Guarantee. If Buyer fails to pay the second or third down-payment at the respective due-date, Buyer will, at the respective due-date, hand over to Legal Department of Seller a perpetual, unrestricted, irrevocable absolute bank guarantee, payable on first demand, covering the outstanding amount for the second and/or third down-payment, which is issued by a major US-American bank that is sufficiently acceptable to Seller. Seller will return said bank guarantee to Buyer when the Purchase Price for Trademarks and Goodwill has been paid in full.

4.4 Price for Inventory. Subject to a further agreement between Buyer or Buyer's Affiliates and the respective owner, for the transfer of Inventory, the owner shall transfer to Buyer or Buyer's Affiliate and Buyer or Buyer's Affiliates shall pay to Seller the Inventory available at the same price as paid by Seller to Buyer at the purchase of
         Products:

         The price for the Inventory shall be paid within four weeks after Closing and in addition to the Purchase Price.


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 4.5     Allocation of Purchase Price. Allocation of Purchase Price to Sellers'
         Affiliates shall be as set out in the Allocation Schedule (Exhibit X) and shall take place immediately after Seller has received the respective installment from Buyer.

5        REPRESENTATIONS AND WARRANTIES OF SELLER

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Germany, with full corporate power and authority to consummate the transactions contemplated hereby.

5.2 Corporate Authority. The execution, delivery and performance of this Agreement by Seller and its Affiliates and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate proceedings, and this Agreement has been duly authorized, executed, and delivered by Seller and its Affiliates and, assuming the enforceability against Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Seller to the best of Seller's knowledge (a) do not and will not conflict with, violate or constitute or result in a default under any law, judgement, order, decree, the articles of incorporation or bylaws of Seller or any contract or agreement to which Seller is a party or by which Seller is bound or (b) will not result in the creation or imposition of any major lien, charge, mortgage, claim, pledge, security interest, restriction or encumbrance of any kind on, or liability with respect to, the Assets except as otherwise provided herein or otherwise disclosed on the Disclosure Schedule.

5.4 No Government Restrictions. Except as set forth in the Disclosure Schedule to the best of Seller's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement by Seller.

5.5 Title to Assets. Except as set forth in the Disclosure Schedule, Seller or one of its Affiliates has good and marketable title to all the Assets and will, subject to other provisions of this Agreement and the Disclosure Schedule, convey good and marketable title at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties). Either Seller or one of its Affiliates is the beneficial owner of all the Assets. None of the Assets is leased, rented, licensed, or otherwise not wholly owned by either Seller or one of its Affiliates, except possible reservations of ownership by Buyer.


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5.6      Violations of Law. Except as set forth otherwise in this Agreement and the Disclosure Schedule, the operation of the Business by Seller and/or its Affiliates (i) does not, to the best of Seller's knowledge, violate or conflict with any law, governmental specification, authorization, or requirement, or any decree, judgement, order, or similar restriction in any material respect, and (ii) has not been the subject of an investigation or inquiry by any governmental agency or authority regarding violations or alleged violations, or found by any such agency or authority to be in violation, of any law, and, to the best of the Seller's knowledge, no such investigation or enquiry is current, pending or expected.

5.7 Litigation. Except as set forth in the Disclosure Schedule or otherwise in this Agreement, neither the Business nor the Assets are the subject of (i) any outstanding judgement, order, writ, injunction or decree of any arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Assets or the Business, (ii) any pending or seriously threatened claim, suit, proceeding, charge, inquiry, investigation or action of any kind, and (iii) any court suits filed with respect to the Business or the Assets within twenty-four months prior to closing. Subject to other provisions of this Agreement to the best of Seller's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller or its Affiliates with respect to the transactions contemplated hereby that would have a Material Adverse Effect. To the best of the Seller's knowledge, there is no fact or circumstance likely to give rise to any litigation, arbitration, administrative or criminal proceedings in respect of the Assets or the Business which would have a Material Adverse Effect. To the avoidance of doubt, both parties are aware of the pending patent conflict between Unilever N.V. (plaintiff)
         v. Hestia Pharma GmbH, an Affiliate of Seller, and its officers (defendants), where Unilever claims that production, marketing, sale, advertisement and other use of Products infringes their patents and intellectual property rights, and Hestia Pharma GmbH claims that no such patent infringement exists. Furthermore, both parties are aware of the proceedings before the Court of Milan in Hestia Pharma GmbH (applicant) v. Unilever N.V. (defendant) for the grant of a declaratory judgement of non-infringement and of the proceedings before the Bayerisches Verwaltungsgericht Munchen (File No. M29 K00 1807) between Unilever N.V. (plaintiff) v. Roche Diagnostics GmbH and TCPI Inc. Florida (defendants).

5.8 Agency. Neither the Seller nor its Affiliates has given any power of attorney or other authority (express, implied or ostensible) to run the Business or to dispose of the Business, which is still outstanding or effective to any person.

5.9 Duties Etc. All customs duties and VAT payable to any revenue authorities upon the importation of any of the Assets and Inventory and all excise duties payable to any revenue authorities in respect of any of the Assets and Inventory that have become due prior to closing, have been paid in full and none of the Assets or any of the Inventory is liable to confiscation or forfeiture (whether by virtue of non payment or


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         underpayment of any tax or duty or by virtue of non compliance with any legislation or regulation relating to any tax or duty or otherwise howsoever.

5.10 Trademarks. Unless otherwise set forth in the Disclosure Schedule or otherwise in this Agreement, Seller, to the best of its knowledge, makes the following representations and warranties with respect to the
         Trademarks:

5.10.1 The Trademark List contains complete and accurate details of (i) all unregistered trademarks which are or are likely to be material to the Business, (ii) all trademark registrations and (iii) pending applications used or intended to be used in connection with the Business. The parties agree that the Trademark List as counter-checked by Vossius & Partner, Patentanwalte, Siebertstra(beta)e 4, 81675 Munchen as independent consultant of Seller, represents complete and accurate details and is acceptable to both parties.

5.10.2 None of the trademarks contained in the Trademark List is licensed to a third party.

5.10.3 To the best of Seller's knowledge, all registered Trademarks as listed in the Trademark List are in full force.

5.10.4 To the best of its knowledge, Seller is not aware of any actual unauthorized use, misuse or infringement of registered Trademarks listed in the Trademark List.

5.10.5 To the best of Seller's knowledge, Trademarks listed in the Trademark List are free of any lien/charge at the date of closing.

5.11 Product Liability. No proceedings for product liability or otherwise have been commenced against the Seller in respect of the Products during the past two years.

5.12     Miscellaneous.

5.12.1 The Seller is not aware of any major customer or group of customers which intends materially to reduce or cease its orders for the Products following Closing.

5.12.2 All necessary licenses, consents, permits, agreements, arrangements, and authorities (public and private) have been obtained to enable the Seller and its Affiliates to carry on the Business in the Territory except of what has been set out in the Disclosure Schedule.

5.12.3 To the best of Seller's knowledge, neither Seller nor any of its Affiliates in the Territory has received, at any time within the last two years prior to signature of this Agreement, complaints from any regulatory body, customers or other person concerning any marketing or advertising activity.


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5.12.4   To the best of Seller's knowledge, there are no existing contracts which relate to or are necessary for the carrying on of the business in the Territory, except as set out in the Disclosure Schedule.

5.12.5 The accounts for each country of the Territory are accurate and complete in all material aspects, reflect only actual bona fide transactions, and are consistent with the accounting records of Seller.

6        REPRESENTATIONS AND WARRANTIES OF BUYER

6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, has all corporate powers and material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted and has full corporate power and authority to consummate the transactions contemplated hereby.

6.2 Authority. The execution, delivery and performance of this Agreement by Buyer and its Affiliates have been duly and validly authorized by all necessary corporate proceedings, and this Agreement has been duly authorized, executed, and delivered by Buyer and its Affiliates and, assuming the enforceability against Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

6.3 Liquidity. Buyer, at the date of signature of this Agreement, is able to fulfil all of its obligations, covenants etc. according to this Agreement and the local Asset Purchase Agreements.

6.4 No Violation or Conflict. The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with, violate or constitute or result in a default under any law, judgement, order, decree, the articles of incorporation or bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

6.5 No Government Restrictions. Except as set forth in Disclosure Schedule no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer.

6.6 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened by or against Buyer or Buyer's Affiliates with respect to the transactions contemplated hereby, at law or in equity or


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         before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority, with the exception of the pending patent conflict regarding Products.

6.7 No Patent Infringement of Products. Buyer represents and warrants as manufacturer of Products that the distribution marketing and sale of Products by Seller and Affiliates and their respective distributors did not and do not, at any time, infringe third party patent rights. Furthermore, Buyer's technology used for manufacture of Products is different and distinct from third party patent rights in both methodology and performance.

7        SELLER'S COVENANTS - TRANSITIONAL ARRANGEMENTS

7.1 Maintenance of Assets / Conduct of Business. Seller agrees that from the date hereof until the date of Closing, except as specifically disclosed in the Disclosure Schedule or unless otherwise consented to by Buyer in writing, Seller shall ensure, subject to applicable laws and regulations, that its Affiliates shall preserve the Assets and conduct the Business in accordance with the terms of this section. From the signing of this Agreement until Closing, Seller undertakes as follows:

7.1.1 the Business will continue to be carried on in the same manner as it is presently carried on, including that the goodwill of, and relationship with, all major customers of the Business will be retained and preserved;

7.1.2 except as set forth in this Agreement or disclosed on the Disclosure Schedule to maintain the Assets in good status and condition and not sell or dispose of any of the Assets except that Seller may sell any remaining Inventory if possible.

7.1.3 not to make or institute any unusual or novel methods of purchase, sale, management, or other business practice in the conduct of the business inconsistent with past practices. It is however understood that Seller or Sellers Affiliates will continue business practise, with reasonable efforts on the same level as performed in the last twelve
         (12) months prior to Closing.

7.1.4 the Seller shall immediately disclose to the Buyer in writing any matter or thing with Material Adverse Effect on the business which arises or becomes known to it before Closing which is or might reasonably be expected to be a breach of any of the representations or warranties set forth in this Agreement;

7.2 Compliance with Laws. Except as otherwise disclosed on the Disclosure Schedule, Seller shall comply with all laws and orders of any court or federal, state, local or other governmental entity applicable to the Assets in the Territory except where such non-compliance will not have a Material Adverse Effect.


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7.3      The Seller undertakes and agrees that for the period of 12 (twelve)
         months following Closing:

7.3.1 it shall promptly forward to the Buyer all orders for Products and all other communications in relation to the Business received by it or its Affiliates; and

7.3.2 neither it nor any of its Affiliates shall make any adverse statement in relation to the Products or the Business.

7.4 Accuracy of Information furnished. All information furnished to Buyer by Seller herein, including the sales and financial information contained in a certain "Confidentiality Argentina" report dated 14th April, 2000 and bearing the initials of Jack Aronowitz and Jacques Kourkgy or in any exhibit or schedule hereto is true and correct in all material respects. During a period of two (2) years after signature of this Agreement, Seller agrees to inform Buyer immediately of additional material respects of information furnished to Buyer herein, that come to Seller's knowledge.

8        TRADEMARK ASSIGNMENTS

8.1      The Seller and the Buyer acknowledge that the Trademarks set out in
         Exhibit VIII are subject to the trademark laws (including, without limitation, as to assignment) of the jurisdiction in which each Trademark is registered and that accordingly the Trademark Assignments shall be subject to such amendments or variations thereto as may be required to comply with the law of the relevant jurisdiction.

8.2 The Buyer undertakes to the Seller that it shall be responsible for all renewal and other fees relating to Trademarks which are forwarded to the Seller after Closing and the Seller acknowledges that it is responsible for all renewal and other fees relating to the Trademarks for the period up to Closing.

8.3 The Seller agrees that it shall, and shall assure that its Affiliates shall defend the "Event Stick" tradename in Spain in accordance with the Terms of the Tradename License.

8.4 The Buyer undertakes to register all relevant Trademarks in its own or its Affiliates' name and at its own expenses without undue delay and not later than twelve months after closing.

9        RESTRICTIONS ON SELLER

9.1 Following Closing, with the exception to the EVENT Marks, the Seller undertakes for itself not to, and shall procure that none of its Affiliates will:

9.1.1 import into the Territory, or produce, manufacture, authorize or license the production or manufacture in the Territory of any products carrying any mark identical or similar to any of the Trademarks;

9.1.2 actively promote any products under EVENT STICK in Spain in the OTC channel.

9.2 Following signature of this Agreement and for a period of five years thereafter, the Seller undertakes for itself not to, and shall procure that none of its Affiliates will open up a new business or register a new trademark for pregnancy and ovulation testing in the OTC market throughout the Territory or acquire any company which competes in the whole or substantial parts of the Territory with the Business. If Seller and/or Affiliates acquire a company, the business of which partly competes with the Business, such part of the business shall be sold without undue delay and at the latest within twelve months or be terminated immediately. Seller agrees to notify Buyer immediately of any such acquisition, during the five years period.

9.3 Retained Liability. The Seller agrees with the Buyer that it or its Affiliates will duly and properly perform, assume and pay and discharge when due, and indemnify the Buyer (and the Buyer's Affiliates) against all past present and future obligations of the Seller and its Affiliates in respect of the Business which arise from or relate to the period prior to Closing, except for such obligations imposed on Seller in relation to any and all infringement of third party patent rights by production, marketing, sale, advertisement or other use of Products, and/or in relation to any of Buyer's or Buyer's Affiliate's activities with regard to the Business during the period of registration for Products prior to Closing.

10       BUYER'S COVENANTS

10.1 Approvals and Registrations. Following signature of this Agreement, Buyer shall without undue delay and, except as otherwise set forth herein, at its own expense, fulfill the following tasks in such countries of the Territory, where legally required for a complete consummation of the transfer of Trademarks, Business positions, marketing and sales organizations etc:

         - set up its own corporation or other legal entity in the respective Territory;
         - register a warehouse in conformity with all applicable laws and registrations;
         -   appoint a technical director;
         - obtain governmental approvals and registrations from the competent regulatory authorities

10.2 References to Seller. Subject to Article 10 any reference by Buyer to Seller or its Affiliates or any use of the trademarks, tradenames, or logos of Seller or its Affiliates which are not sold by this Agreement or a local Asset Purchase Agreement in connection with the Product after Closing must be approved by Seller in writing prior to such use.

10.3     Patent Infringement Actions.

10.3.1 Buyer agrees to hold Seller and Seller's Affiliates and their respective officers harmless against all damages, back royalties, costs, attorneys' fees and the like, arising from and/or related to any and all patent infringement actions, whether already instituted, pending but not settled before signature of this Agreement or instituted thereafter and related to Seller's or Seller's Affiliate's use, sale, distribution, marketing, advertising etc. of Products prior to Closing. This shall not apply in so far as Seller or Seller's Affiliates and their respective officers settle such conflict ("Vergleich") without prior written consent of Buyer.

10.3.2 Following signature of this Agreement, Seller and Seller's Affiliates shall, to the extent legally permissible, enable Buyer on Buyer's request to participate on the side of the defendant as a party (interpleader by counterclaim) in the already pending patent infringement action by Unilever N.V. (plaintiff) v. Hestia Pharma GmbH and its officers (defendants); in the proceedings before the Court of Milan in Hestia Pharma GmbH (applicant) v. Unilever N.V. (defendant) for the grant of a declaratory judgement of non-infringement (intervention in support of applicant), and in the proceedings before the Bayerisches Verwaltungsgericht Munchen (File No. M29 K00 1807) between Unilever N.V. (plaintiff) v. Roche Diagnostics GmbH and TCPI Inc. Florida (defendants). To the avoidance of doubt, Buyer himself shall not bring any action or institute any legal proceeding against Seller or Seller's Affiliates and their respective officers relating to Seller's and/or Seller's Affiliate's use, sale, distribution, marketing, advertising etc. of products.

10.4 Protection of Seller's Reputation. Buyer shall use all reasonable efforts to protect and hold harmless, and refrain from any action likely to endanger Seller's name, reputation, past and future business and trademark use, limited to the Business for a period of at least five years after Closing.

10.5 Liquidity. Buyer agrees and undertakes to refrain from any and all action that could endanger, and to take all possible steps and actions to maintain, its sufficient liquidity to comply with all of its financial obligations under this Agreement and each and every local Asset Purchase Agreement, for a period of five years after the respective Closing date.

 10.6 Completion of Due Diligence. Without prejudice to any of the representations and warranties given hereunder, Buyer herewith confirms that it has completed all of its due diligence of the Assets.



11       LICENCE TO SELLER

         Grant. The Buyer, on behalf of its Affiliates where appropriate, now grants to the Seller a non-exclusive license to use the Trademarks for the sole purpose of complying with and giving effect to the Transitional Arrangements and continuing to sell the Inventory.

12       COVENANTS BY BUYER AND SELLER

12.1 Access to Information. Buyer and Seller will, upon reasonable prior notice, make available to the other, to the extent reasonably required for the purpose of assisting Seller or Buyer in obtaining governmental approvals and preparation of tax returns relating to the Assets and prosecuting or defending or preparing for the prosecution or defence of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against Seller or Buyer relating to the Assets, other than in the case of litigation between the parties hereto, such information or records (or copies thereof) in their possession after Closing.

12.2 Press Releases. Any announcement, publication or press release referring to this Agreement, the local Asset Purchase Agreements and all transactions related thereto (Announcements) require prior written consent by both parties, which consent shall not be unreasonably withheld. Purchase Price and other confidential information shall not be disclosed at all, except as required by law or regulation. The parties shall agree upon the wording and timing of any such announcement.

12.3 Customer Information. Seller and Buyer shall jointly agree upon the extent, form and text of the Announcement to the clients in the Territory on a country-by-country basis and to the extent as required by law.

12.4     Confidentiality.

12.4.1 Subject to Section 12.4.2 each party shall, and procure that its Affiliates shall, treat as strictly confidential and not use any information received or obtained as a result of entering into or performing this Agreement (or any other agreement entered into under or pursuant to this Agreement) which relates to:

         a) the provisions of this Agreement and any other document referred to herein;
         b) the negotiations relating to this Agreement and any other document referred to herein;
         c) any other party and the members of its respective group (as at the date of this Agreement) and the business or businesses carried on by each of them;
         d) trading terms, discounts or special arrangements with individual customers of each of the parties.

12.4.2 The provisions of Section 12.4.1 above shall not prohibit disclosure or use if and to the extent:
         a) required by law or for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;
         b) required by any recognized investment exchange or any other competent regulatory authority;
         c) required to vest the full benefit of this Agreement in any party;
         d) made to or used by the professional advisers, auditors and bankers of either party on terms that such professional advisers, auditors and bankers undertake to comply with the provisions of Section
            12.4.1 above in respect of such information as if they were a party to this Agreement;
         e) the information has become generally available through no fault of that party; or
         f) such disclosure is permitted under Section 12.2 and 12.3.


12.5 Further Assurances. The parties shall use all reasonable efforts to implement the provisions of this Agreement and for such purpose, at the request of the other party, at or after closing, shall, without further consideration, execute and deliver, or cause to be executed and delivered, to the other party such consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other party, as the other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

13       CONDITIONS PRECEDENT TO CLOSING

13.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to complete the transactions contemplated hereby are subject to the satisfaction on or prior to the date of Closing of the following conditions:

13.1.1 No provision of any applicable law or regulation and no judgement, injunction, order or decree shall prohibit the consummation of the Closing.

13.1.2 Buyer or Buyer's Affiliates shall notify competent anti-trust or competition authorities about the transfer of the Business in such countries, where legally required. Buyer or Buyer's Affiliates shall bear the entire costs of notification and accordingly reimburse external legal costs of Seller connected therewith.

14       THE CLOSING

 14.1 The Closing. Closing of the transactions contemplated by this Agreement shall take place on a local basis (the "Local Closing") as follows or on the date of the respective governmental approval following notification (according to section 13.1.2):

14.1.1 in Argentina after registration of Product by Buyer or Buyer's Affiliate or after transfer of Seller's or Seller's Affiliate's registration of Product to Buyer or Buyer's Affiliate, as the case may be; at the latest on December 31, 2001.

14.1.2 in Uruguay on after registration of Product by Buyer or Buyer's Affiliate or after transfer of Seller's or Seller's Affiliate's registration of Product to Buyer or Buyer's Affiliate, as the case may be; at the latest on December 31, 2001.

14.1.3   in Germany on August 1, 2000;

14.1.4   in Switzerland on August 1, 2000;

14.1.5   in Spain on August 1, 2000;

14.1.6   in Italy September 1, 2000.

14.1.7   At each Local Closing, the Buyer shall:

         a) Pay by wire transfer to Seller the amount set forth in Exhibit X and in the respective local Asset Purchase Agreement.

         b) Deliver duly executed counterparts of:
            i.    the Disclosure Schedule;
            ii. the Tradename License for Spain exclusively at Closing in Spain; and
            iii.  the local Asset Purchase Agreements.

         c) Deliver to or procure deliveries of:
            i. a copy of minutes of a meeting of the directors of Buyer in the Agreed Form approving and authorizing the execution by Buyer of this Agreement and of any other documentation referred to in this Agreement that may be necessary or desirable arising out of or in connection with this Agreement or the transactions contemplated thereby; and

            ii. a copy of the power of attorney or board resolution appointing the relevant signatory or signatories to sign this Agreement and any such other documentation on its behalf.

14.1.8 On each Local Closing the Seller or the respective Affiliate shall deliver to or procure delivery to the Buyer of:

         a) such certificates of registration and any certificates of amendment in respect of the Trademarks of the Seller or any Affiliate of the Seller (as contained in Trademark Binder I (Exhibit IX);

         b) copies of all health-relevant files related to the Business as available without additional costs (as contained in Trademark Binder I (Exhibit IX);

         c) renewal certificates or evidence of renewal as appropriated for any of the Trademarks (as contained in Trademark Binder I (Exhibit IX);

         d) copies of correspondence files relating to pending applications and current opposition and infringement proceedings in relation to the Trademarks, if any (as contained in Trademark Binder I (Exhibit IX);

         e)       physical possession of all of the Assets;

         f)       the duly executed Disclosure Schedule (Exhibit I);

         g) copies of Sellers or Seller's Affiliates Product registration files, as available without additional costs (as contained in Trademark Binders I and II (Exhibit IX);

         h) such assignments or other documents as necessary for Buyer to vest in Buyer full and beneficial title in the Assets listed in the Agreement.

14.1.9 The parties shall agree on a date for the transfer of the Inventory, which shall not be more than five working days after relevant Local Closing. The Inventory shall be shipped CPT (Incoterms 2000) to the indicated designated Buyer.

14.2 Effects of Closing. Upon Closing the ownership of the Assets as well as the full responsibility for the use of the Assets and the conduct of the Business comprising the use of the Assets shall pass from Seller or Seller's Affiliate to Buyer or Buyer's Affiliate. Seller shall remain exclusively responsible for the conduct of the Business prior to Closing (including any consequences therefrom which may appear after the Closing). Buyer shall be exclusively responsible for the conduct of the Business from Closing. Buyer acknowledges that, as per the Closing, Buyer shall be responsible for proper insurance of the product liability and other risks relating to the Business. Closing shall not prejudice the Buyer and shall not constitute a waiver in relation to any claim it may have for damages caused by reason of a breach of any of the covenants contained in Article 6. The Closing shall further have the other effects provided for in this Agreement.

15       TERMINATION

15.1 Termination. This Agreement or the relevant local Asset Purchase Agreement and the transactions contemplated hereby may be terminated at any time prior to the date of Closing:

15.1.1   By the mutual written consent of Seller and Buyer;

15.1.2 By either Seller or Buyer if Closing shall not have occurred within nine (9) months after the Closing Date as scheduled in Section 14.1.

15.1.3 By Seller, if Buyer culpably fails to either pay the second or third down-payment of the Purchase Price on the respective due date, or provide RDG on the due date with a perpetual, unrestricted, irrevocable, absolute bank guarantee, payable on first demand, covering the outstanding amount, which is issued by a major US-American bank that is sufficiently acceptable to Seller according to Section 4.3. The parties agree that in case of a termination by Seller under this
         Section 15.1.3, the first down-payment of USD 500,000 (five-hundred thousand US Dollars) shall remain with Seller and shall not be paid back. Accordingly, Buyer hereby waives each and every claim for compensation, damages etc. related to a remuneration of the first down-payment of USD 500,000 (five-hundred thousand US Dollars).

15.1.4 By either Seller or Buyer if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgement of any court or governmental body having competent jurisdiction; or

15.1.5 By either Seller or Buyer if there has been a material violation or breach by the other party of any of the representations, warranties or covenants contained in this Agreement that has not been waived in writing, or if there has been a material failure of satisfaction of a condition to the obligations of the other party that has not been waived in writing, and such violation, breach, or failure has not been cured within sixty (60) days of written notice to the other party.

         It is understood that after a Local Closing has occurred, the local Asset Purchase Agreement as well as the part of this Agreement relating to it may not be terminated.

15.2 Effect of Termination. If this Agreement is terminated pursuant to Sections 15.1.1 or 15.1.3, all obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer except (a) for the obligations of Buyer and Seller under Sections
         12.2 (Press Releases), 12.4 (Confidentiality) 16 (Indemnification), 18 (Governing law), 19 (Additional Terms), and (b) that such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement.

16       INDEMNIFICATION

16.1 Product liability. The Seller shall fully indemnify and keep fully indemnified the Buyer and its Affiliates against all actions, claims, proceedings, costs and damages and all legal costs or other expenses arising therefrom, based on product liability for Products actually sold by Seller and Seller's Affiliates. The Buyer shall fully indemnify and keep fully indemnified the Seller and its Affiliates against all actions, claims, proceedings, costs and damages and all legal costs or expenses arising therefrom, based on product liability for Products actually sold by the Buyer.

16.2 Indemnification by Seller. Seller shall indemnify Buyer and its Affiliates against and agrees to hold Buyer and its Affiliates harmless from any and all damage, loss, liability, third party claims, and expense (collectively "Damages") (including without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit, or proceeding brought against Buyer or its Affiliates) incurred or suffered by Buyer or its Affiliates arising out of any misrepresentation or breach of a warranty or covenant made by Seller herein ("Indemnifiable Claims").

16.3 Indemnification by Buyer. Buyer shall indemnify Seller and its Affiliates against and agrees to hold Seller and its Affiliates harmless from any and all

         Damages (including without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Seller or its Affiliates) incurred or suffered by Seller or its Affiliates arising out of any misrepresentation or breach of a warranty or covenant made by Buyer herein ("Indemnifiable Claims").

16.4 Limitation of time. Subject to the limitations set forth in this Agreement, any claims that a party may have arising out of the other party's breach of its representations and warranties hereunder with the exception of Seller's claims against Buyer for the Purchase Price and/or for being held harmless against third parties' claims with regard to patent conflicts according to sections 5.7, 6.7 and 10.3 (to which claims said limitation of time shall not apply), shall be notified to the other party not later than 1 (one) year following Closing (without affecting either party's right to start court proceedings thereafter if the notification for the pertaining matter has been given prior to the expiration of such 1 (one) year). Seller and Buyer agree to use all reasonable efforts to mitigate any loss or damage for which they may seek indemnification under this article 16.

16.5 Limitations. With the exception of Seller's claims against Buyer for the Purchase Price and/or for being held harmless against third parties' claims with regard to patent conflicts according to sections 5.7, 6.7, and 10.3 (to which claims such limitation shall not apply), neither party shall be entitled to indemnification hereunder with respect to any indemnifiable claim arising from any breach of this
         Agreement:

         a. unless and until the aggregate amount of all such claims, each claim not being less than USD 10, 000 (ten thousand USD), exceeds USD 100, 000 (one hundred thousand USD) in which event the other party's liability shall be for the full amount; or

         b.       for an aggregate amount exceeding 10 per cent of the Purchase
                  Price.

         c. any claims that a party may have arising out of the other party's breach of its representations and warranties hereunder shall be notified to the other party no later than 1 (one) year following Closing (without affecting either party's right to start court proceedings thereafter) if the notification for the pertaining matter has been given prior to the expiration of such one year period).

16.6     Notice. A party seeking indemnification pursuant to Section 16.2 or
         16.3 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder (whether or not the limits set forth in Section 16.5 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder.

16.7 Participation in Defence. The Indemnifying Party may, at its expense, participate in or assume the defence of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defence thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defence thereof. The Indemnifying Party shall be liable for the fees and expenses of one firm as counsel (and appropriate local counsel) employed by the Indemnified Party if the Indemnifying Party has not assumed the defence thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall, and shall cause their respective Affiliates to, co-operate in the defence or prosecution thereof and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

16.8 Settlements. The Indemnifying Party shall not be liable under this section for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this Article 16 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding. Such decision to be notified to the Indemnified Party within 30 (thirty) days.

16.9 All sums payable by the Indemnifying Party to the Indemnified Party under this Article 16 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

17       NOTICES

         Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report and if the sender has sent a confirmation copy by registered mail. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

         if to Buyer, to:

         TCPI Holdings, Ltd.
         c/o Maples & Calder
         P.O. Box 309
         Ugland House
         South Church Street
         Georgetown
         Grand Cayman
         Cayman Islands


         with a copy to:

         Technical Chemicals and Products Inc., Guarantor
         3341 SW 15th Street
         Pompano Beach
         Florida 33069
         USA
         Attention : President
         Fax: 001 954 979 6125


         if to Seller, to:

         Roche Diagnostics GmbH
         Sandhoferstr. 116
         D - 68305  Mannheim
         Germany
         Attention: Legal Department Patient Care (Dep. GL-RP)
         Fax:  +49 / 621 759 1578



18       GOVERNING LAW AND JURISDICTION

18.1 This Agreement shall be governed by and construed in accordance with the Laws of the Federal Republic of Germany.

18.2 The parties submit to the exclusive jurisdiction of the competent courts of Mannheim, Germany.



19       ADDITIONAL TERMS

19.1 Brokers. Buyer represents to Seller that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Seller upon consummation of the transactions contemplated hereby. Seller represents to Buyer that it has not employed any such person in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

19.2     Expenses, Taxes and Fees.

19.2.1 Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Any merger control filing fees and costs connected with such filing shall be borne by the Buyer.

19.2.2 It is intended that the Business shall be transferred to the Buyer as a going concern with effect from Closing.

19.2.3 The Seller and the Buyer shall within 30 days of Closing give notice of such transfer to the appropriate customs and excise authority in accordance with such regulations and requirements as may be applicable.

19.2.4 The Buyer undertakes to the Seller that after Closing the Business will be carried on by it as a going concern and the Assets will be used by it in carrying on the Business or a business of the same kind.

19.2.5 The Purchase Price is exclusive of VAT, Register Tax (or equivalent local tax) and in the event that the relevant customs and excise authority determine that any such tax is payable on the sale of the Business or the Assets, following receipt of a valid tax invoice, the Buyer shall pay to the Seller an amount equal to the VAT, Register Tax (or equivalent local tax) payable either five business days prior to the date on which the Seller is due to account for the same to the relevant customs and excise authority or, if later, 5 (five) business days following the receipt of the tax invoice.

19.2.6 VAT, Register Tax (or equivalent local tax) payable in respect of goods and services supplied or deemed to be supplied by the Seller prior to the date of Closing and all interest payable and penalties attributable to such tax shall be paid to the relevant customs and excise authority by the Seller.

19.2.7 The Seller agrees to fully indemnify and keep indemnified the Buyer in respect of any VAT, Register Tax (or equivalent local tax) payable in relation to goods and services supplied or deemed to be supplied prior to the date of Closing and all interest payable and penalties attributable to such tax:

19.3 Entire Agreement. This Agreement, the Schedules (including Disclosure Schedule), the local Asset Purchase Agreements and the Tradename License embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

19.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other party.

19.5 Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a letter signed and delivered by an authorized representative of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

19.6 Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

20       LIST OF EXHIBITS

         This Agreement contains the following Exhibits with their respective schedules. Both, the content of Exhibits and Schedules is to be regarded as content of this Agreement.

              Exhibit I:       Disclosure Schedule
              Exhibit II:      Agreed Form of Asset Purchase Agreement for
                               Argentina
              Exhibit III:     Agreed Form of Asset Purchase Agreement for
                               Germany
              Exhibit IV:      Agreed Form of Asset Purchase Agreement for Italy
              Exhibit V:       Agreed Form of Asset Purchase Agreement for Spain
              Exhibit VI:      Agreed Form of Asset Purchase Agreement for
                               Switzerland
              Exhibit VII:     Agreed Form of Asset Purchase Agreement for
                               Uruguay
              Exhibit VIII:    Trademark List
              Exhibit IX:      Closing List, including:
              Exhibit X:       Payment Schedule
              Exhibit XI: Side Letter about Handling of Inventory of Local Affiliates


IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.

Date                                                      Date
     ----------------                                          ----------------


Roche Diagnostics GmbH                                    TCPI Holdings, Ltd.


                            i.V.                          /s/ Jack Aronowitz
                                                          ----------------------
                                                              Jack Aronowitz

S. Ek                       N. Grzibek

                                  Exhibit VIII

                                 Trademark List

VOOSIUS & PARTNER



I    Mark EVA PLAN



Italien
548 009 EVA PLAN                          Kopien der Urkunden
763 469 EVA PLAN                          am 09.03.2000 uberreicht


Internationale Marken
575 241 EVA PLAN                          beglaubigter Auszug des OMPI-
                                          Registers am 23.03.2000
                                          nachgereicht


Australien
575 082 EVA PLAN                          Kopien der Urkunden
575 083 EVA PLAN                          am 09.03.2000 uberreicht
575 084 EVA PLAN

Estland
15 829 EVA PLAN                           Kopie eines Registerauszugs
                                          am 09.03.2000 uberreicht

Finnland
210 477 EVAPLAN                           Kopie der Urkunde am 09.03.2000
                                          uberreicht

Georgien
2763 EVA PLAN                             Kopie der Urkunde am 09.03.2000
                                          uberreicht

Kuwait
24 605 EVA PLAN                           keine Auskunft
25 890 EVA PLAN                           keine Auskunft

Lettland
16 787 EVAPLAN                            Kopien eines Registerauszugs
                                          am 09.03.2000 uberreicht

Litauen
9486 EVA PLAN                             Kopie der Urkunde
                                          am 09.03.2000 uberreicht

Norwegen
176 167 EVAPLAN                           Mitteilung des Stands der Marke
                                          am 09.03.2000 mitgeteilt

VOOSIUS & PARTNER


Spanien

1 974 465 EVA PLAN                          Kopie der Urkunde
                                            am 09.03.2000 uberreicht

Saudi-Arabien
269/22 EVA PLAN                             Kopien der Urkunden
269/23 EVA PLAN                             am 09.03.2000 uberreicht

Schweden                                    Stand der Marke
314 996 EVAPLAN                             am 09.03.2000 mitgeteilt

Uruguay
261 811 EVAPLAN                             Stand der Marke
253 849 EVA PLAN                            am 09.03.2000 mitgeteilt

II.   Marke EVA

Danemark
VR 02.203 1997 EVA                          Kopie der Urkunde
                                            am 09.03.2000 uberreicht

Norwegen
178 451 EVA                                 Stand der Marke
                                            am 09.03.2000 mitgeteilt

Finnland
203 462 EVA                                 Kopie der Urkunde
                                            am 14.03.2000 nachgereicht


III.  Marke EVA Graviditetstest

Finnland
206 628 EVA Graviditetstest                 Kopie der Urkunde
                                            am 09.03.2000 nachgereicht

Norwegen
183 005 EVA Graviditetstest                 Stand der Marke
                                            am 09.03.2000 mitgeteilt

VOOSIUS & PARTNER


Schweden
324 890 EVA Graviditetstest                 Stand der Marke
                                            am 09.03.2000 mitgeteiit

IV.   Marke EVATEST

Italien
765 237 EVATEST                             Kopien der Urkunden
301 664 EVATEST                             am 09.03.2000 uberreicht

Internationale Marke                        Beglaubigter Auszug des OMPI-
R429 942 EVATEST                            Registers am 20.03.2000 nachgereicht

Australien
320 109 EVATEST                             Kopien der Urkunden
320 110 EVATEST                             am 09.03.2000 uberreicht

Bangladesch
15 818 EVATEST                              Kopien der Urkunden
15 819 EVATEST                              am 27.03.2000
15 820 EVATEST                              nachgereicht
15 821 EVATEST

Brasilien
780 361 172 EVATEST                         Kopien der Urkunden
780 501 136 EVATEST                         am 09.03.2000 uberreicht

Bulgarien
12 674 EVATEST                              Registerauszug der Marke
                                            am 23.03.2000 nachgereicht

Kanada
246 309 EVATEST                             Stand der Marke
                                            am 09.03.2000 mitgeteilt

Zypern
B20663 EVATEST                              Stand der Marke
                                            am 09.03.2000 mitgeteilt
                                            beglaubigte Kopien der Urkunden
                                            am 25.04.2000

Kolumbien
148 384 EVATEST                             Stand der Marke
                                            am 09.03.2000 mitgeteilt

Danemark
VR 05.416 1996 EVATEST                      Kopien der Urkunde
                                            am 09.03.2000 uberreicht

VOOSIUS & PARTNER



Estland
15 502 EVATEST                              Kopie des Registerauszugs
                                            arn 09-03.2000 uberreicht

Finnland
82 545 EVATEST                              Kopie des Registerauszugs
                                            am 09.03.2000 uberreicht

Georgien
4158 EVATEST                                Kopie der Urkunde und des
                                            Registerauszugs am 23.03.2000
                                            nachgereicht

Lettland
13 903 EVATEST                              Kopie des Registerauszugs
                                            am 09-03.2000 uberreicht

Litauen
7772 EVATEST                                Kopie der Urkunde
                                            am 09.03.2000 uberreicht

Hongkong
5531 EVATEST                                Kopie der Urkunde
                                            am 09.03.2000 uberreicht

Jordanien
16 193 EVATEST                              Kopien der Urkunden
16 220 EVATEST                              am 14.03.2000 nachgereicht

Griechenland
61 715 EVATEST                              Kopie des Registerauszuges
                                            am 20.03.2000 nachgereicht

Indonesian
15l 756 EVATEST                             Stand der Marke
                                            am 09.03.2000 mitgeteilt

Irland
118 786 EVATEST                             Kopien der Registerauszuge
118 787 EVATEST                             am 09-03.2000 uberreicht

Israel
46 285 EVATEST                              Kopien der Registerauszuge
46 288 EVATEST                              am 09.03.2000 uberreicht

Kenia
25 090 EVATEST                              Kopie der Veroffentlichung
25 091 EVATEST                              der Eintragung am 09.03.2000
                                            uberreicht

VOOSIUS & PARTNER



Kuwait
9837 EVATEST                                Stand der Marke
9838 EVATEST                                am 09.03.2000 mitgeteilt

Libanon
38 864 EVATEST                              Information
                                            am 09.03.2000 mitgeteilt

Malaysien
M/79969 EVATEST                             Stand am 20.03.2000 mitgeteilt
M/79967 EVATEST                             Beglaubigte Kopine der Urkunden
                                            am 26.04.2000 nachgereicht

Malta
13 535 EVATEST                              Kopien der Urkunden
13 537 EVATEST                              am 09.03.2000 uberreicht

Nigeria
37 043/80/4 EVATEST                         Stand der Marke
                                            am 09.03.2000 mitgeteilt

Norwegen
176 168 EVATEST                             Stand der Marke
                                            am 09.03.2000 mitgeteilt

Pakistan
71 742 EVATEST                              Beglaubigte Kopien der
71 743 EVATEST                              Registerauszuge am 20.03.2000
                                            nachgereicht

Philippinen
60 578 EVATEST                              Kopien der Urkunden
60 796 EVATEST                              am 09.03.2000 uberreicht

Polen
58 725 EVATEST                              Kopie der Urkunde
                                            am 09.03.2000 uberreicht

Singapur
76 903 EVATEST                              Kopien der Recherche-Unterlagen
76 904 EVATEST                              am 09.03.2000 uberreicht

Sudafrika
B88/8501 EVATEST                            Kopie der Urkunde
                                            am 09.03.2000 uberreicht

VOOSIUS & PARTNER



Sudkorea
216 994 EVATEST                             Kopie des RegisterauszOges
                                            am 09.03.2000 uberreicht

Sudan
18 767 EVATEST                              Kopien der Urkunden
18 768 EVATEST                              am 09.03.2000 uberreicht

Schweden
167 734 EVATEST                             Kopien des Registerauszuges
                                            am 09.03.2000 uberreicht

Thailand
212 279 EVATEST                             Kopie des Registerauszuges
                                            am 09.03.2000 uberreicht

Taiwan
511 796 EVATEST                             Kopie der Verbffentlichung
                                            der Marke am 09.03.2000
                                            uberreicht

Turkei
106 713 EVATEST                             Kopie der Verbffentlichung
                                            am 09.03.2000 uberreicht

Gro(beta)britannien
1 345 744 EVATEST                           Kopien des Registerauszuges
1 406 696 EVATEST                           am 09.03.2000 uberreicht

Uruguay
235 671 EVATEST                             Stand der Marke
                                            am 09.03.2000 mitgeteilt

USA
1 356 052 EVATEST                           Beglaubigte der US-Urkunde
                                            am 10.03.2000 nachgereicht

Venezuela
16 510 EVATEST                              Kopie der Urkunde
                                            am 13.03.2000 nachgereicht

IV.    Marke DIAGNOSIS

Italien
412 994 DIAGNOSIS                           Kopien der Urkunden
335 471 DIAGNOSIS                           am 09.03.2000 uberreicht

VOOSIUS & PARTNER



Internationale Marke
477 184 DIAGNOSIS                           Auszug des OMPI-Registers
                                            am 20.03.2000 nachgereicht


VI.    Marke EVATIME

Italien
482 303 EVATIME                             Kopien der Urkunden
495 821 EVATIME                             am 09.03.2000 uberreicht


Internationale Marke
514 350 EVATIME                             Auszug des OMPI-Registers
                                            am 20.03.2000 nachgereicht
528 445 EVATIME                             Auszug des OMPI-Registers am
                                            20.03.2000 nachgereicht

Australien
505 150 EVATIME                             Stand der Marke
                                            am 09.03.2000 mitgeteilt

Japan
2 181 074 EVATIME                           Kopien aus dem Markenregister
                                            am 20.03.2000 nachgereicht

Kuwait
22 019 EVATIME                              keine Auskunft
22 020 EVATIME                              keine Auskunft

Gro(beta)britannien
1 309 746 EVATIME                           Kopien des Registerauszuges
1 309 745 EVATIME                           am 09.03.2000 uberreicht

VII. Marken in Argentinien                  Kopien der Marken-Liste am
                                            09.03.2000 uberreicht

                                    Exhibit X

                                Payment Schedule

For the benefit     at signature        at approval         Ten days prior to   Total
of                                        SEC or                 Closing
                                     at the latest one
                                       hundred and
                                     twenty (120) days
                                      after signature
---------------------------------------------------------------------------------------
Argentina           USD 0,5             USD 1,0                  USD 2,0        USD 3,5

Uruguay                                 USD 0,25                 USD 0,25       USD 0,5

Switzerland                             USD 0,25                 USD 0,25       USD 0,5

Germany                                 USD 0,25                 USD 0,25       USD 0,5

Spain                                   USD 0,25                 USD 0,25       USD 0,5

Italy                                   USD 1,0                  USD 0,5        USD 1,5

Total               USD 0,5             USD 3,0                  USD 3,5        USD 7,0